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                              [LETTERHEAD OF FMC]

                                                                       Exhibit 2
                                                                       ---------

NEWS RELEASE
                                                                  INVESTOR
                                           MEDIA:                 RELATIONS:
For Release    Immediate           Contact Pat Brozowski          Lisa Azzarello
                                           (312) 861-6104         (312) 861-6921


FMC EXTENDS SHAREHOLDER RIGHTS PLAN

CHICAGO, FEBRUARY 9, 1996 - FMC Corporation today announced that it has revised and extended the terms of its 1986 Shareholder Rights Plan, which was scheduled to expire in March 1996. The Shareholder Rights Plan is designed to protect FMC shareholders against coercive and unfair takeover tactics and to prevent an acquirer from obtaining control of FMC without offering a fair and equal price to all shareholders. The revised terms extend the Rights Plan for 10 years; increase the exercise price of the rights issued under the plan to $300 from $75; lower the ownership threshold at which the rights become exercisable to 15 percent from 20 percent; and, at the option of the FMC board of directors, permit the exchange of rights in whole or in part for shares of FMC's common stock, reflecting today's normal industry practice.

     FMC Corporation is one of the world's leading producers of chemicals and machinery for industry, government and agriculture. The Chicago-based company reported annual sales of $4.5 billion in 1995, with international sales to more than 100 countries accounting for 48 percent of total annual revenues. FMC employs 23,000 people at 100 manufacturing facilities and mines in 21 countries The company divides its businesses into five major segments: Performance Chemicals, Industrial Chemicals, Machinery and Equipment, Defense Systems and Precious Metals.

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